Exhibit 99.4

PRO FORMA VALUATION UPDATE REPORT STANDARD CONVERSION Hoyne Bancorp, Inc. │Chicago, Illinois HOLDING COMPANY FOR: Hoyne Savings Bank │Chicago, Illinois Dated as of July 21, 2025 1311-A Dolley Madison Boulevard Suite 2A McLean, Virginia 22101 703.528.1700 rpfinancial.com

July 21, 2025

Boards of Directors

Hoyne Savings, MHC

Hoyne Financial Corporation

Hoyne Bancorp, Inc.

Hoyne Savings Bank

810 S. Oak Park Avenue

Oak Park, Illinois 60304

Members of the Boards of Directors

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Illinois Department of Financial and Professional Regulation (the “Department”), and applicable regulatory interpretations thereof. Our original appraisal report, dated May 5, 2025 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On May 16, 2025, the Board of Directors of Hoyne Savings, MHC (the “MHC”), Hoyne Financial Corporation (“Hoyne Financial”) and Hoyne Savings Bank (the “Bank”) adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, Hoyne Financial, which is a wholly-owned subsidiary of the MHC and currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a new Delaware corporation with the name of Hoyne Bancorp, Inc. (“Hoyne Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Hoyne Bancorp or the Company.

Hoyne Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including Hoyne Savings Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offering for sale to members of the general public in a community offering and a syndicatedcommunity offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Hoyne Savings Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

July 21, 2025

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Hoyne Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will be funded with Hoyne Bancorp common stock in an amount equal to 2.0% of the Company’s outstanding shares of common stock sold in the offering (including shares contributed to the Foundation) and $250,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Hoyne Savings Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

This updated appraisal reflects the following noteworthy items: (1) a review of Hoyne Bancorp’s financial condition, including financial data through June 30, 2025; (2) an updated comparison of Hoyne Bancorp’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which Hoyne Bancorp’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Boards of Directors

July 21, 2025

Discussion of Relevant Considerations

1.             Financial Results

Table 1 presents summary balance sheet and income statement details for the year ended December 31, 2024, as restated, and updated financial information through June 30, 2025. Hoyne Bancorp’s assets increased by $3.9 million or 0.87% from December 31, 2024 to June 30, 2025. Loans receivable and cash and cash equivalents accounted for most of the increase in assets during the six months ended June 30, 2025, which were partially offset by decreases in investment securities and bank-owned life insurance (“BOLI”). Overall, cash and investments (inclusive of FHLB/Bankers Bank stock) increased from $169.4 million or 37.69% of assets at December 31, 2024 to $169.8 million or 37.44% of assets at June 30, 2025. Net loans receivable increased from $240.9 million or 53.60% of assets at December 31, 2024 to $247.5 million or 54.59% of assets at June 30, 2025. The respective balances for BOLI and goodwill/other intangibles decreased during the six months ended June 30, 2025 to equal $14.6 million or 3.22% of assets and $230,000 or 0.05% of assets at June 30, 2025.

Updated credit quality measures for the Company were slightly more favorable, as the balance of non-performing assets decreased during the six months ended June 30, 2025. Hoyne Bancorp’s non-performing assets decreased from $1.7 million or 0.37% of assets at December 31, 2024 to $736,000 or 0.16% of assets at June 30, 2025. A decrease in non-accruing 1-4 family loans accounted for most of the decrease in the non-performing assets balance.

The Company’s updated funding composition showed a nominal decrease in deposits and borrowings remained at a zero balance. Deposits decreased from $357.3 million or 79.48% of assets at December 31, 2024 to $357.2 million or 78.78% of assets at June 30, 2025. The slight decrease in deposits was due to a decrease in certificates of deposit (“CDs”), which was substantially offset by an increase in transaction and savings account deposits. Hoyne Bancorp’s tangible equity increased from $85.5 million to $88.7 million during the six months ended June 30, 2025, which combined with asset growth provided for an increase in the Company’s tangible equity-to-assets ratio from 19.02% at December 31, 2024 to 19.55% at June 30, 2025.

Hoyne Bancorp’s operating results for the twelve months ended December 31, 2024 and June 30, 2025 are also set forth in Table 1. The Company’s reported earnings showed a reduction in the net loss from $2.0 million or 0.44% of average assets for the twelve months ended December 31, 2024 to $648,000 or 0.15% of average assets for the twelve months ended June 30, 2025. The reduction in the net loss was mostly due to an increase in net interest income. An increase in non-interest operating income also contributed to the increase in the Company’s updated earnings. Increases in operating expenses and credit loss provisions, as well as elimination of the gain on real estate owned (“REO”), partially offset the increase in the Company’s updated earnings.

Hoyne Bancorp’s net interest income was higher during the most recent twelve month period, which was primarily driven by an increase in interest income and, to a lesser extent, a decrease in interest expense. The increase in interest income was facilitated by an increase in the average yield earned on interest-earning assets and the decrease in interest expense was facilitated by a decrease in the average rate paid on interest-bearing liabilities. Overall, the Company’s interest rate spread increased from 1.89% during the six months ended June 30, 2024 to 2.83% during the six months ended June 30, 2025.

Boards of Directors

July 21, 2025

Table 1

Hoyne Bancorp, Inc.

Recent Financial Data

	At December 31, 2024		At June 30, 2025
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$449,513	100.00%	$453,417	100.00%
Cash, cash equivalents, CDs	16,677	3.71	24,709	5.45
Investment securities	150,576	33.50	142,897	31.52
Loans receivable, net	240,928	53.60	247,507	54.59
FHLB/Bankers Bank stock	2,158	0.48	2,158	0.48
Bank-owned life insurance	16,990	3.78	14,619	3.22
Goodwill and other intangible assets	322	0.07	230	0.05
Deposits	357,292	79.48	357,181	78.78
Total equity	85,830	19.09	88,894	19.60
Tangible equity	85,508	19.02	88,664	19.55

	12 Months Ended		12 Months Ended
	December 31, 2024		June 30, 2025
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$16,799	3.79%	$18,524	4.14%
Interest expense	(7,085)	(1.60)	(6,810)	(1.52)
Net interest income	9,714	2.19	11,714	2.62
Provision for credit losses	(468)	(0.10)	(504)	(0.11)
Net interest income after prov.	9,246	2.09	11,210	2.51
Non-interest operating income	961	0.22	1,004	0.22
Gain on real estate owned	119	0.03	0	0.00
Non-interest operating expense	(13,319)	(3.01)	(13,368)	(2.99)
Income before income tax expense	(2,993)	(0.67)	(1,154)	(0.26)
Income taxes	1,035	0.23	506	0.09
Net income	$(1,958)	(0.44)%	$(648)	(0.15)%

Sources:	Hoyne Bancorp’s prospectus, audited and unaudited financial statements, and RP Financial calculations.

Boards of Directors

July 21, 2025

Operating expenses increased from $13.3 million or 3.01% of average assets during the twelve months ended December 31, 2024 to $13.4 million or 2.99% of average assets during the twelve months ended June 30, 2025. Overall, Hoyne Bancorp’s updated ratios for net interest income and operating expenses provided for a higher expense coverage ratio (net interest income divided by operating expenses). Hoyne Bancorp’s expense coverage ratio increased from 0.73x for the twelve months ended December 31, 2024 to 0.88x for the twelve months ended June 30, 2025.

Non-interest operating income increased from $961,000 or 0.22% of average assets during the twelve months ended December 31, 2024 to $1.0 million or 0.22% of average assets during the twelve months ended June 30, 2025. Overall, when factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 105.28% (operating expenses as a percent of net interest income and non-interest operating income) was lower than the 124.90% efficiency ratio recorded for the twelve months ended December 31, 2024.

Credit loss provisions were slightly higher during the most recent twelve month period, increasing from $468,000 or 0.10% of average assets during the twelve months ended December 31, 2024 to $504,000 or 0.11% of average assets during the twelve months ended June 30, 2025. Loan growth largely accounted for the increase in credit loss provisions established during the most recent twelve month period. The Company maintained an allowance for credit losses of $2.4 million at June 30, 2025, equal to 0.94% of total loans and 327.72% of non-accruing loans.

Non-operating income, consisting of a gain on REO, decreased from $119,000 or 0.03% of average assets during the twelve months ended December 31, 2024 to zero during the twelve months ended June 30, 2025.

The Company’s updated earnings showed a lower income tax benefit of $506,000 or 0.09% of average assets for the twelve months ended June 30, 2025, versus an income tax benefit of $1.035 million or 0.23% of average assets for the twelve months ended December 31, 2024. A lower pre-tax loss largely accounted for the reduction in the income tax benefit recorded during the most recent twelve month period.

2.             Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for Hoyne Bancorp, the Peer Group and all publicly-traded thrifts. The Company’s and the Peer Group’s ratios are based on financial results through June 30, 2025 and March 31, 2025, respectively. PB Bankshares, Inc. of Pennsylvania, which was one of the companies selected for the Peer Group in the Original Appraisal, is the target of a pending acquisition to sell control and, therefore, has been eliminated from the Peer Group.

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a lower concentration of loans and a higher concentration of cash and investments. Overall, the Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 92.03% and 93.94%, respectively.

Boards of Directors

July 21, 2025

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2025

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Hoyne Bancorp, Inc.		IL
June 30, 2025			5.45%	31.99%	3.22%	54.59%	78.78%	0.00%	0.00%	19.60%	0.05%	19.55%	1.09%	-16.46%	18.75%	0.81%	0.00%	0.86%	1.07%	19.99%	NA	NA

All Non-MHC Public Thrifts
Averages			6.00%	13.40%	1.66%	75.11%	75.90%	8.75%	0.39%	13.95%	0.81%	13.07%	3.75%	1.24%	5.58%	8.06%	-19.85%	7.71%	8.57%	11.70%	15.47%	17.13%
Medians			4.93%	14.00%	1.41%	76.52%	76.48%	5.51%	0.00%	11.77%	0.05%	10.84%	2.29%	0.16%	3.85%	5.74%	-19.26%	2.15%	2.00%	10.91%	13.54%	15.29%

Comparable Group
Averages			6.67%	13.74%	2.16%	73.53%	78.38%	5.03%	0.00%	15.56%	0.76%	14.80%	1.69%	-4.64%	6.38%	3.90%	-16.42%	2.53%	2.68%	14.45%	21.23%	22.41%
Medians			5.79%	13.78%	1.82%	74.13%	77.81%	3.54%	0.00%	13.40%	0.04%	11.91%	2.00%	-8.04%	7.00%	2.88%	-22.13%	2.49%	2.76%	11.09%	15.72%	16.89%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	8.19%	8.17%	1.82%	78.09%	80.03%	5.92%	0.00%	13.40%	1.99%	11.41%	4.94%	-0.08%	7.00%	6.23%	4.17%	-0.83%	-0.79%	10.57%	11.47%	12.61%
BVFL	BV Financial, Inc.	MD	7.68%	4.65%	2.19%	80.41%	71.36%	5.51%	0.00%	21.48%	1.65%	19.84%	3.29%	-8.04%	5.86%	2.88%	41.68%	-1.82%	-1.88%	19.39%	24.07%	25.32%
CLST	Catalyst Bancorp, Inc.	LA	14.84%	16.23%	5.38%	60.22%	66.48%	3.54%	0.00%	29.67%	0.00%	29.67%	-3.69%	-27.79%	15.67%	6.46%	-67.36%	-0.81%	-0.81%	29.45%	46.95%	48.20%
CPBI	Central Plains Bancshares, Inc.	NE	5.64%	11.83%	0.20%	77.99%	81.82%	0.05%	0.00%	16.38%	0.00%	16.38%	9.80%	22.26%	5.97%	10.94%	-19.47%	6.46%	6.46%	13.75%	16.57%	17.82%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	4.91%	15.47%	1.11%	74.13%	89.85%	0.78%	0.00%	8.83%	0.64%	8.19%	-3.64%	16.77%	-8.35%	-3.82%	-48.13%	4.13%	5.10%	9.24%	13.42%	14.53%
IROQ	IF Bancorp, Inc.	IL	1.04%	21.65%	1.73%	72.59%	77.80%	11.93%	0.00%	8.98%	0.00%	8.98%	-2.86%	-8.28%	-0.80%	0.32%	-24.79%	9.06%	9.06%	9.79%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	7.14%	9.45%	2.00%	78.39%	83.93%	3.32%	0.00%	11.18%	0.04%	11.15%	10.05%	14.84%	9.13%	10.68%	17.81%	6.18%	5.81%	10.91%	14.87%	15.96%
SRBK	SR Bancorp, Inc.	NJ	5.79%	13.78%	3.53%	72.71%	77.81%	2.98%	0.00%	18.16%	2.52%	15.65%	2.00%	-21.62%	11.72%	-0.29%	NM	-2.11%	-1.54%	15.86%	NA	NA
TCBS	Texas Community Bancshares, Inc.	TX	4.77%	22.44%	1.45%	67.28%	76.33%	11.21%	0.00%	11.93%	0.02%	11.91%	-4.65%	-29.81%	11.21%	1.72%	-35.24%	2.49%	2.76%	11.09%	NA	NA

(1)  Includes loans held for sale.

(2)  As of December 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Boards of Directors

July 21, 2025

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2025 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Hoyne Bancorp, Inc.		IL
June 30, 2025			-0.15%	4.14%	1.52%	2.62%	0.11%	2.51%	0.00%	0.22%	2.99%	0.00%	0.00%	-0.09%	4.49%	1.92%	2.57%	$7,818	-43.85%

All Non-MHC Public Thrifts
Averages			0.41%	5.03%	2.16%	2.87%	0.11%	2.74%	0.19%	0.38%	2.73%	0.01%	0.00%	0.18%	5.30%	2.97%	2.35%	$11,014	26.55%
Medians			0.51%	5.03%	2.14%	2.66%	0.03%	2.61%	0.01%	0.27%	2.52%	0.00%	0.00%	0.16%	5.20%	2.91%	2.15%	$8,566	25.46%

Comparable Group
Averages			0.64%	5.06%	1.93%	3.13%	0.04%	3.09%	0.03%	0.39%	2.58%	-0.06%	0.00%	0.20%	5.35%	2.80%	2.56%	$8,393	31.57%
Medians			0.67%	5.08%	2.01%	3.00%	0.02%	2.98%	0.00%	0.46%	2.53%	-0.01%	0.00%	0.18%	5.34%	2.80%	2.51%	$8,387	22.17%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.67%	5.54%	2.17%	3.37%	0.03%	3.34%	0.00%	0.25%	2.51%	-0.19%	0.00%	0.19%	5.86%	3.26%	2.60%	$10,854	22.17%
BVFL	BV Financial, Inc.	MD	1.25%	5.30%	1.30%	4.00%	0.02%	3.98%	0.00%	0.27%	2.53%	0.00%	0.00%	0.47%	5.73%	1.99%	3.74%	$8,387	27.45%
CLST	Catalyst Bancorp, Inc.	LA	0.79%	5.08%	1.54%	3.54%	0.23%	3.31%	0.00%	0.50%	3.07%	0.16%	0.00%	0.18%	5.45%	2.50%	2.95%	$5,474	18.83%
CPBI	Central Plains Bancshares, Inc.	NE	0.76%	5.13%	1.70%	3.42%	0.04%	3.38%	0.04%	0.50%	2.98%	0.00%	0.00%	0.18%	5.34%	2.57%	2.77%	$7,481	19.21%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.54%	4.90%	2.01%	2.89%	-0.02%	2.91%	0.04%	0.29%	2.62%	0.00%	0.00%	0.09%	5.23%	3.54%	1.69%	$8,213	14.73%
IROQ	IF Bancorp, Inc.	IL	0.37%	4.87%	2.67%	2.20%	-0.06%	2.26%	0.03%	0.54%	2.33%	-0.01%	0.00%	0.13%	5.07%	3.18%	1.89%	$8,535	26.06%
MGYR	Magyar Bancorp, Inc.	NJ	0.93%	5.30%	2.31%	3.00%	0.02%	2.98%	0.11%	0.20%	2.00%	-0.01%	0.00%	0.41%	5.56%	3.17%	2.39%	$10,750	30.73%
SRBK	SR Bancorp, Inc.	NJ	-0.01%	4.38%	1.52%	2.86%	0.00%	2.85%	0.00%	0.46%	2.53%	-0.45%	0.00%	0.11%	4.64%	2.17%	2.47%	$8,949	110.67%
TCBS	Texas Community Bancshares, Inc.	TX	0.45%	5.07%	2.18%	2.89%	0.13%	2.76%	0.00%	0.48%	2.68%	-0.03%	0.00%	0.08%	5.31%	2.80%	2.51%	$6,894	14.32%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2)  For the twelve months ended December 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Boards of Directors

July 21, 2025

Consistent with the Original Appraisal, Hoyne Bancorp’s funding composition showed a similar concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 78.78% and 83.41% for the Company and the Peer Group, respectively. Hoyne Bancorp’s updated tangible equity-to-assets ratio equaled 19.55%, which remained above the comparable Peer Group ratio of 14.80%. Overall, Hoyne Bancorp’s updated interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio equaled 116.82%, which remained above the comparable Peer Group ratio of 112.62%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase Hoyne Bancorp’s IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for Hoyne Bancorp are based on annualized growth rates for the 18 months ended June 30, 2025 and the Peer Group’s growth rates are based on growth for the twelve months ended March 31, 2025. Hoyne Bancorp recorded a 1.09% increase in assets, versus a 1.69% increase in assets for the Peer Group. Asset growth by the Company was primarily realized through an 18.75% increase in loans, which was largely funded by a 16.46% reduction in cash and investments. Comparatively, the Peer Group’s asset growth was driven by a 6.38% increase in loans, which was partially offset by a 4.64% decrease in cash and investments.

The Company’s asset growth was funded by a 0.81% increase in deposits. Comparatively, asset growth for the Peer Group was funded by a 3.90% increase in deposits, which also funded a 16.42% reduction in borrowings. Updated tangible net worth growth rates equaled increases of 1.07% and 2.68% for the Company and the Peer Group, respectively.

Table 3 displays comparative operating results for Hoyne Bancorp and the Peer Group, based on earnings for the twelve months ended June 30, 2025 and March 31, 2025, respectively. Hoyne Bancorp recorded a net loss equal to 0.15% of average assets, versus net income equal to 0.64% of average assets for the Peer Group. Higher ratios for net interest income and non-interest operating income, and lower ratios for operating expenses and credit loss provisions continued to represent earnings advantages for the Peer Group. Non-operating income and effective tax rate remained as earnings advantages for the Company.

In terms of core earnings strength, updated expense coverage ratios posted by Hoyne Bancorp and the Peer Group equaled 0.88x and 1.21x, respectively. The Peer Group’s higher expense coverage continued to be supported by both a higher net interest income ratio and a lower operating expense ratio. The Peer Group’s higher net interest income ratio was realized through a higher interest income ratio, which was partially offset by the Company’s lower interest expense ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.22% and 0.42% of the Company’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing Hoyne Bancorp’s core earnings strength relative to the Peer Group's, the Company’s updated efficiency ratio of 105.28% remained higher (less favorable) than the Peer Group’s efficiency ratio of 72.68%.

Boards of Directors

July 21, 2025

Credit loss provisions remained a slightly larger factor in the Company’s updated earnings, with credit loss provisions established by the Company and the Peer Group equaling 0.11% and 0.04% of average assets, respectively.

Non-operating income was not a factor in the Company’s updated earnings, versus a non-operating loss equal to 0.06% of average assets for the Peer Group. As set forth in the Original Appraisal, typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Company’s and the Peer Group's updated earnings.

Updated effective tax rates equaled a tax benefit of 43.85% for the Company and a tax expense of 31.57% for the Peer Group.

The Company’s updated credit quality measures continued to imply a similar degree of credit risk exposure relative to the comparable Peer Group measures. As shown in Table 4, the Company’s non-performing assets/assets and non-performing loans/loans ratios of 0.20% and 0.35%, respectively, were slightly lower than the comparable Peer Group ratios of 0.41% and 0.47%. The Company’s updated reserve coverage ratios indicated a higher level of reserves as a percent of non-performing loans (268.90% versus 201.22% for the Peer Group) and a lower level of reserves as a percent of loans (0.94% versus 1.12% for the Peer Group). Net loan charge-offs were a more significant factor for the Peer Group, with net loan charge-offs as a percent of loans equal to 0.05% for the Peer Group versus a net recovery equal to 0.01% for the Company.

3.             Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been positive. A de-escalation in the U.S.-China trade war powered a stock market surge heading into mid-May 2025, as the U.S. and China agreed to slash tariffs for 90 days pending more negotiations. Stocks gyrated in the second half of May, based on varied reports regarding the progress of U.S. tariff negotiations with China and Europe. For the month of May overall, the broader stock market posted its best month since late-2023, with major U.S. stock indexes closing slightly above where they were at the beginning of 2025. Employment data showing better-than-expected job growth in May and signs of progress in the trade talks between the U.S. and China spurred a positive trend for stocks during the first third of June. The outbreak of attacks between Israel and Iran provided for a choppy market in mid-June, based on day-to-day fluctuations in investor sentiment on how quickly the conflict would de-escalate. Heading into the close of the second quarter, oil prices retreated and stocks rallied after Iran’s retaliation against the U.S. avoided striking critical infrastructure and a cease-fire between Israel and Iran appeared to take hold. Fueled by robust corporate earnings and solid economic data, a volatile second quarter ended with the S&P 500 and NASDAQ closing at fresh highs.

Boards of Directors

July 21, 2025

Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2025

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)		Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Hoyne Bancorp, Inc.		IL
June 30, 2025			0.00%	0.20%	0.35%	0.94%	268.90%	268.90%	-$	21	-0.01%

All Non-MHC Public Thrifts
Averages			0.03%	0.56%	0.69%	0.99%	237.39%	216.67%		$30,437	0.14%
Medians			0.00%	0.28%	0.36%	0.99%	205.90%	201.34%		$172	0.02%

Comparable Group
Averages			0.06%	0.41%	0.47%	1.12%	201.22%	291.40%		$141	0.05%
Medians			0.02%	0.52%	0.57%	1.10%	164.21%	162.67%		$128	0.03%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.00%	0.52%	0.66%	1.17%	178.79%	178.79%		$413	0.06%
BVFL	BV Financial, Inc.	MD	0.02%	0.66%	0.79%	1.18%	150.47%	146.55%	-$	245	-0.03%
CLST	Catalyst Bancorp, Inc.	LA	0.03%	0.73%	1.07%	1.51%	140.21%	128.14%		$210	0.13%
CPBI	Central Plains Bancshares, Inc.	NE	0.00%	0.28%	0.33%	1.35%	409.41%	380.22%		$619	0.16%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.15%	0.57%	0.57%	1.00%	175.39%	130.81%		$128	0.03%
IROQ	IF Bancorp, Inc.	IL	0.00%	0.09%	0.06%	1.10%	NM	937.12%		$123	0.02%
MGYR	Magyar Bancorp, Inc.	NJ	0.25%	0.26%	0.01%	0.98%	NM	303.13%	-$	110	-0.01%
SRBK	SR Bancorp, Inc.	NJ	0.00%	0.00%	0.00%	0.65%	NM	NM		$0	0.00%
TCBS	Texas Community Bancshares, Inc.	TX	0.10%	0.59%	0.71%	1.09%	153.02%	126.42%		$133	0.05%

(1)  NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)  NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)  Net loan chargeoffs are shown on a last twelve month basis.

(4)  As of December 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Boards of Directors

July 21, 2025

Stocks traded unevenly at the start of the third quarter of 2025, as trade tensions moved to the forefront with President Trump setting an August 1 deadline for targeted nations to avoid the U.S. imposing reciprocal tariffs. NASDAQ closed at a record high in the second week of July, which was facilitated by Nividia becoming the first company to reach a market value of $4 trillion. New tariff threats and June’s CPI showing an acceleration of inflation pressured stocks lower in mid-July. The S&P 500 and the NASDAQ closed at record highs going into the second half of July, as upbeat earnings reports from some major companies lifted investors’ optimism that corporate earnings could weather uncertainty in the market regarding U.S. tariff negotiations. On July 21, 2025, the Dow Jones Industrial Average (“DJIA”) closed at 44323.07 or 7.53% higher since the date of the Original Appraisal and the NASDAQ closed at 20974.17 or 17.54% higher since the date of the Original Appraisal. The S&P 500 closed at 6305.60 on July 21, 2025, an increase of 11.60% since the date of the Original Appraisal.

The overall market for thrift stocks has been up since the date of the Original Appraisal. Positive developments in the U.S-China trade war translated into bank stocks advancing along with the broader stock market heading into mid-May 2025. The mid-May rally was followed by a pullback in interest rate sensitive issues, as a weak auction for 20-year Treasury bonds exacerbated worries about the rising U.S. debt. For the balance of May and into-early June, banks shares edged higher and continued to advance going into the second week of June as investors considered May’s employment report showing favorable job growth and signs that the U.S. and China were making progress in their trade negotiations. The escalating conflict between Israel and Iran translated into bank shares retreating slightly in mid-June, which was followed by bank shares rebounding in late-June as markets were calmed by the cease-fire between Israel and Iran.

The positive trend in bank shares continued at the start of the third quarter of 2025, which was followed by a slight pullback in bank shares ahead of the start of the second quarter earnings season on news that inflation accelerated in June. Bank shares edged higher going into the second half of July, as second quarter earnings posted by some of the big banks were viewed as generally favorable. On July 21, 2025, the S&P U.S. BMI Banks Index closed at 228.5, an increase of 14.82% since May 5, 2025.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group reflected increases that were less than the increase recorded in the market cap weighted S&P U.S. BMI Banks Index. Comparatively, the updated pricing measures for all publicly-traded thrifts also showed smaller increases relative to the S&P U.S. Banks Index, while generally outperforming the updated pricing measures for the Peer Group. The less significant increases in the Peer Group’s updated pricing measures imply that that smaller cap institutions, such as the Peer Group companies, underperformed the larger cap banks since the date of the Original Appraisal. Since the date of the Original Appraisal, the stock prices of eight out of the nine remaining Peer Group companies were higher as of July 21, 2025. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of May 5, 2025 and July 21, 2025.

Boards of Directors

July 21, 2025

Average Pricing Characteristics

	At May 5,		At July 21,		%
	2025		2025		Change
Peer Group(1)
Price/Earnings (x)	17.54	x	18.31	x	4.39%
Price/Core Earnings (x)	18.16		18.73		3.14
Price/Book (%)	80.18%		84.39%		5.25
Price/Tangible Book(%)	84.59		89.00		5.21
Price/Assets (%)	12.00		12.57		4.75
Avg. Mkt. Capitalization ($Mil)	$85.14		$90.01		5.72

All Publicly-Traded Thrifts
Price/Earnings (x)	16.32	x	16.55	x	1.41%
Price/Core Earnings (x)	17.24		17.12		(0.70)
Price/Book (%)	84.56%		91.13%		7.77
Price/Tangible Book(%)	92.77		102.50		10.49
Price/Assets (%)	11.05		11.57		4.71
Avg. Mkt. Capitalization ($Mil)	$574.97		$648.36		12.76

(1)	PB Bankshares, Inc. of Pennsylvania has been excluded from the Peer Group averages for both dates shown, as the result of becoming the target of a proposed acquisition that was announced subsequent to the date of the Original Appraisal.

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 5, there have been five standard conversion offerings completed during the past twelve months. The average closing pro forma price/tangible book ratio of the five recent standard conversion offerings equaled 47.70%. On average, the five standard conversion offerings reflected price appreciation of 14.8% after the first week of trading. As of July 21, 2025, the five recent standard conversion offerings reflected an average stock price increase of 23.3% from their IPO prices.

Boards of Directors

July 21, 2025

Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed Twelve Months Ended July 21, 2025

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	7/21/2025	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Magnolia Bancorp, Inc., LA*	1/15/25	MGNO-OTCQB	$35	39.76%	0.11%	NM	$8.3	100%	115%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	41.8%	NM		20.3%	0.0%	48.5%	-0.1%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.20	12.0%	$11.39	13.9%
Monroe Federal Bancorp, Inc., OH	10/24/24	MFBI-OTCQB	$147	5.65%	0.02%	3054%	$5.3	100%	88%	26.6%	N.A.	N.A.	7.0%	3.0%	10.0%	27.1%	0.00%	45.1%	NM		3.5%	0.0%	7.7%	-0.4%	$10.00	$11.35	13.5%	$13.75	37.5%	$12.50	25.0%	$16.90	69.0%
FB Bancorp, Inc. , LA	10/23/24	FBLA-NASDAQ	$1,172	13.29%	1.07%	59%	$198.4	100%	132%	1.8%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	60.0%	33.0	x	14.7%	0.4%	24.6%	1.8%	$10.00	$11.86	18.6%	$11.82	18.2%	$11.93	19.3%	$11.90	19.0%
EWSB Bancorp, Inc., WI	9/26/24	EWSB-OTCQB	$267	4.21%	0.04%	628%	$7.5	100%	86%	23.5%	N.A.	N.A.	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM		2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.50	5.0%	$11.50	15.0%	$8.45	-15.5%
Fifth Dirstrict Bancorp, Inc., LA*	8/1/24	FDSB-NASDAQ	$485	15.86%	0.16%	359%	$54.6	100%	91%	4.4%	C/S	$250/1.80%	8.0%	4.0%	10.0%	5.2%	0.00%	45.4%	110.6	x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$10.24	2.4%	$10.51	5.1%	$13.00	30.0%

Averages - Standard Conversions:			$421	15.75%	0.28%	1025%	$54.8	100%	102%	14.5%	N.A.	N.A.	7.6%	3.6%	10.0%	11.3%	0.00%	47.7%	71.8	x	10.4%	0.1%	22.0%	0.4%	$10.00	$11.02	10.2%	$11.46	14.6%	$11.53	15.3%	$12.33	23.3%
Medians - Standard Conversions:			$267	13.29%	0.11%	493%	$8.3	100%	91%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	45.4%	71.8	x	10.5%	0.1%	23.1%	0.2%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.50	15.0%	$11.90	19.0%

Second Step Conversions
Lake Shore Bancorp, Inc., NY*	7/21/25	LSBK-NASDAQ	$689	13.16%	0.66%	114%	$49.5	63%	99%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.2%	14.4	x	10.7%	0.7%	18.1%	4.1%	$10.00	$11.95	19.5%	$11.95	19.5%	$11.95	19.5%	$11.95	19.5%
Marathon Bancorp, Inc., WI*	4/22/25	MBBC-NASDAQ	$218	14.58%	0.66%	124%	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.00	0.0%	$10.05	0.5%

Averages - Second Step Conversions:			$454	13.87%	0.66%	119%	$33.2	61%	101%	7.0%	N.A.	N.A.	8.0%	4.0%	10.0%	3.6%	0.00%	62.3%	28.6	x	11.7%	0.5%	18.8%	2.8%	$10.00	$10.95	9.5%	$11.08	10.8%	$10.98	9.7%	$11.00	10.0%
Medians - Second Step Conversions:			$454	13.87%	0.66%	119%	$33.2	61%	101%	7.0%	N.A.	N.A.	8.0%	4.0%	10.0%	3.6%	0.00%	62.3%	28.6	x	11.7%	0.5%	18.8%	2.8%	$10.00	$10.95	9.5%	$11.08	10.8%	$10.98	9.7%	$11.00	10.0%

Mutual Holding Companies
Winchester Bancorp, Inc., MA*	5/2/25	WSBK-NASDAQ	$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	C/S	$400/4.65%	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.70	-3.0%	$9.70	-3.0%	$9.43	-5.7%

Averages - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.70	-3.0%	$9.70	-3.0%	$9.43	-5.7%
Medians - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.70	-3.0%	$9.70	-3.0%	$9.43	-5.7%

Averages - All Conversions:			$488	14.44%	0.37%	647%	$47.6	83%	105%	11.4%	N.A.	N.A.	7.8%	3.8%	10.0%	9.7%	0.00%	52.8%	50.2	x	10.6%	0.2%	20.0%	1.0%	$10.00	$10.79	7.8%	$11.15	11.5%	$11.16	11.6%	$11.63	16.3%
Medians - All Conversions:			$376	13.23%	0.19%	188%	$28.5	100%	101%	7.0%	N.A.	N.A.	8.0%	4.0%	10.0%	5.9%	0.00%	52.7%	37.9	x	10.6%	0.1%	18.8%	1.8%	$10.00	$10.81	8.1%	$10.76	7.6%	$11.35	13.5%	$11.65	16.5%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	7/21/2025

Boards of Directors

July 21, 2025

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to Hoyne Bancorp’s pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	Previous Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

A slight upward adjustment remained appropriate for financial condition, which continued to be supported by upward adjustments applied for the Company’s stronger pro forma capital position, balance sheet liquidity and funding composition. Likewise, a slight upward adjustment remained appropriate for the Company’s asset growth, as the Peer Group’s slightly stronger historical asset growth was more than offset by the Company’s stronger loan growth and greater leverage capacity that will be realized from its higher level of pro forma capital. A moderate downward adjustment remained appropriate for earnings, based on the Company’s less favorable expense coverage and efficiency ratios, and lower pro forma core ROAA and core ROAE.

The general market for bank stocks showed a healthy increase, which was led by gains in the large-cap bank stocks as indicated by the more significant increase in the market-cap weighted S&P U.S. BMI Banks Index relative to the updated pricing measures for the Peer Group and all publicly-traded thrifts. Since the date of the Original Appraisal, the S&P U.S. BMI Banks Index was up 14.82% compared to increases of 7.53% in the DJIA, 11.60% in the S&P 500 and 17.54% in the NASDAQ. Comparatively, the updated pricing measures for the Peer Group and all publicly traded thrifts were also generally higher since the date of the Original Appraisal, with the Peer Group’s updated pricing measures generally showing less significant increases relative to the updated pricing measures for all publicly-traded thrifts. No standard conversion offerings have been completed since the date of the Original Appraisal. The five standard conversion offerings that have been completed during the past twelve months showed an average price increase of 23.3% from their respective IPO prices, as of July 21, 2025. Overall, in light of the prevailing volatile stock market conditions for bank stocks and the underperformance of the Peer Group relative to the broader market for bank stocks since the date of the Original Appraisal, a slight downward adjustment remained appropriate for marketing of the issue.

Boards of Directors

July 21, 2025

Accordingly, taking into account the foregoing factors, we believe that the Company’s estimated pro market value as set forth in the Original Appraisal remains appropriate.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Hoyne Bancorp’s to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of June 30, 2025.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the foregoing, we have concluded that no change in Hoyne Bancorp’s value is appropriate. Therefore, as of July 21, 2025, the estimated aggregate pro forma market value of Hoyne Bancorp’s conversion stock, including shares to be issued to the Foundation, equaled $61,224,490 at the midpoint, equal to 6,122,449 shares at $10.00 per share.

1.          P/E Approach. In applying the P/E approach, RP Financial's valuation conclusions considered both reported earnings and a recurring or "core" earnings base, that is, earnings adjusted to exclude any one time non-operating gains and losses and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Company’s reported earnings equaled a net loss of $648,000 for the twelve months ended June 30, 2025, which were also viewed to be representative of the Company’s core earnings.

As the result of the Company’s reported and core earnings net losses for the twelve months ended June 30, 2025, pro forma reported and core P/E multiples for the Company were not meaningful (“NM”) throughout the valuation range. Comparatively, the Peer Group’s average reported and core P/E multiples equaled 18.31 times and 18.73 times, respectively (see Table 6). The Peer Group’s median reported and core earnings multiples equaled 18.31 times and 16.91 times, respectively.

Boards of Directors

July 21, 2025

2.          P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $61.2 million midpoint value, the Company’s P/B and P/TB ratios equaled 43.98% and 44.05%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 84.39% and 89.00%, respectively, Hoyne Bancorp’s updated ratios indicated discounts of 47.88% on a P/B basis and 50.51% on a P/TB basis (versus discounts of 45.29% and 47.74% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 83.07% and 89.96%, respectively, Hoyne Bancorp’s updated ratios at the updated midpoint value indicated discounts of 47.06% o a P/B basis and 51.03% on a P/TB basis (versus discounts of 45.78% and 45.96% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the top of the super range, the Company’s P/B and P/TB ratios equaled 51.87% and 51.95%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range indicated discounts of 38.54% and 41.63%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s updated P/B and P/TB ratios at the top of the super range indicated discounts of 37.56% and 42.25%, respectively. RP Financial considered the discounts under the P/TB approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the Company’s NM pro forma reported and core P/E multiples.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

As discussed previously, there have been five standard conversion offerings completed during the past twelve months. In comparison to the 47.70% average closing forma P/TB ratio of the five standard conversion offerings completed during the past twelve months, the Company’s P/TB ratio of 44.05% at the updated midpoint value reflects an implied discount of 7.65%. At the top of the super maximum, the Company’s P/TB ratio of 51.95% reflects an implied premium of 8.91% relative to the average P/TB ratio of the recent standard conversions at closing.

3.         P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $61.2 million midpoint value, Hoyne Bancorp’s pro forma P/A ratio equaled 12.15%. In comparison to the Peer Group's average P/A ratio of 12.57%, Hoyne Bancorp’s P/A ratio indicated a discount of 3.34% (versus a premium of 1.54% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 12.26%, Hoyne Bancorp’s P/A ratio at the $61.2 million midpoint value indicated a discount of 0.90% (versus a premium of 11.37% at the midpoint valuation in the Original Appraisal).

Boards of Directors

July 21, 2025

Table 6

Fully-Converted Market Pricing Versus Peer Group

Hoyne Bancorp, Inc.

As of July 21, 2025

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)								Offering
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Hoyne Bancorp, Inc.		IL
Super Maximum			$10.00	$80.97	$(0.02)	$19.28	NM		51.87%	15.55%	51.95%	NM		$0.00	0.00%	0.00%	$521	29.99%	29.96%	0.17%	-0.04%	-0.13%	-0.04%	-0.13%	$79.35
Maximum			$10.00	$70.41	$(0.04)	$20.89	NM		47.87%	13.76%	47.94%	NM		$0.00	0.00%	0.00%	$512	28.75%	28.72%	0.18%	-0.05%	-0.18%	-0.05%	-0.18%	$69.00
Midpoint			$10.00	$61.22	$(0.05)	$22.74	NM		43.98%	12.15%	44.05%	NM		$0.00	0.00%	0.00%	$504	27.64%	27.61%	0.18%	-0.06%	-0.23%	-0.06%	-0.23%	$60.00
Minimum			$10.00	$52.04	$(0.07)	$25.24	NM		39.62%	10.49%	39.68%	NM		$0.00	0.00%	0.00%	$496	26.49%	26.46%	0.18%	-0.08%	-0.29%	-0.08%	-0.29%	$51.00

All Non-MHC Public Thrifts(6)
Averages			$26.04	$648.36	$1.26	$25.24	16.55	x	91.13%	11.57%	102.50%	17.12	x	$0.56	2.63%	49.76%	$6,704	13.95%	13.16%	0.54%	0.41%	2.52%	0.46%	2.88%
Median			$14.13	$174.74	$0.86	$18.53	15.52	x	84.69%	10.55%	87.21%	15.42	x	$0.42	2.74%	43.46%	$1,723	11.77%	10.84%	0.27%	0.51%	4.52%	0.48%	4.34%

All Non-MHC State of IL(6)
Averages			$18.40	$69.49	$0.42	$19.16	24.17	x	93.46%	15.97%	93.46%	23.75	x	$0.40	1.62%	39.22%	$581	18.19%	18.19%	0.05%	0.03%	1.60%	0.02%	1.60%
Medians			$18.40	$69.49	$0.42	$19.16	24.17	x	93.46%	15.97%	93.46%	23.75	x	$0.40	1.62%	39.22%	$581	18.19%	18.19%	0.05%	0.03%	1.60%	0.02%	1.60%

Comparable Group
Averages			$16.41	$90.01	$0.95	$19.35	18.31	x	84.39%	12.57%	89.00%	18.73	x	$0.34	1.91%	36.93%	$739	15.56%	14.91%	0.36%	0.64%	4.66%	0.71%	5.15%
Medians			$15.94	$79.65	$1.04	$19.16	18.31	x	83.07%	12.26%	89.96%	16.91	x	$0.20	1.40%	20.91%	$879	13.40%	11.91%	0.48%	0.67%	4.65%	0.66%	5.63%

Comparable Group

AFBI	Affinity Bancshares, Inc.	GA	$18.95	$119.69	$1.12	$19.25	21.06	x	98.42%	13.19%	115.55%	16.91	x	$1.50	7.92%	166.67%	$912	13.40%	11.65%	0.49%	0.67%	4.65%	0.84%	5.78%
BVFL	BV Financial, Inc.	MD	$15.94	$168.87	$1.07	$18.70	15.48	x	83.07%	18.11%	89.96%	15.27	x	$0.00	0.00%	0.00%	$922	21.48%	20.17%	0.54%	1.25%	5.56%	1.27%	5.63%
CLST	Catalyst Bancorp, Inc.	LA	$12.48	$52.48	$0.47	$19.16	22.29	x	65.12%	19.32%	65.12%	26.72	x	$0.00	0.00%	0.00%	$272	29.67%	29.67%	0.60%	0.79%	2.70%	0.66%	2.26%
CPBI	Central Plains Bancshares, Inc.	NE	$14.95	$63.15	$0.96	$19.79	15.57	x	75.56%	12.38%	75.56%	15.57	x	$0.00	0.00%	0.00%	$509	16.38%	16.38%	0.26%	0.76%	5.73%	0.76%	5.73%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$13.68	$41.20	$1.17	$17.55	12.55	x	77.96%	6.88%	84.06%	11.72	x	$0.52	3.80%	47.71%	$620	8.83%	8.24%	0.48%	0.54%	6.35%	0.57%	6.80%
IROQ	IF Bancorp, Inc.	IL	$24.65	$79.65	$1.04	$23.55	24.17	x	104.66%	9.40%	104.66%	23.75	x	$0.40	1.62%	39.22%	$879	8.98%	8.98%	0.01%	0.37%	4.33%	0.38%	4.40%
MGYR	Magyar Bancorp, Inc.	NJ	$16.69	$108.00	$1.47	$17.65	11.51	x	94.54%	10.57%	94.87%	11.38	x	$0.24	1.44%	17.93%	$1,022	11.18%	11.15%	0.26%	0.93%	8.18%	0.94%	8.28%
SRBK	SR Bancorp, Inc.	NJ	$14.33	$131.62	$0.56	$21.24	NM		67.47%	12.26%	78.33%	25.71	x	$0.20	1.40%	NM	$1,074	18.16%	16.05%	0.00%	-0.01%	-0.06%	0.46%	2.49%
TCBS	Texas Community Bancshares, Inc.	TX	$16.00	$45.47	$0.74	$17.26	23.88	x	92.70%	11.06%	92.88%	21.49	x	$0.16	1.00%	23.88%	$442	11.93%	11.91%	0.59%	0.45%	4.52%	0.50%	5.02%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Boards of Directors

July 21, 2025

Valuation Conclusion

We have concluded that the Company’s estimated pro forma market value should remain the same as set forth in the Original Appraisal. Accordingly, it is our opinion, as of July 21, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $61,224,490 at the midpoint, equal to 6,122,449 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $52,040,820 and a maximum value of $70,408,160. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 5,204,082 at the minimum and 7,040,816 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $80,969,380 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 8,096,938. Based on this valuation range, the offering range is as follows: $51,000,000 at the minimum, $60,000,000 at the midpoint, $69,000,000 at the maximum and $79,350,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 5,100,000 at the minimum, 6,000,000 at the midpoint, 6,900,000 at the maximum and 7,935,000 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of July 21, 2025

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Firm Qualifications Statement

EXHIBIT 1

Stock Prices
As of July 21, 2025

RP® Financial, LC.

Exhibit 1A

Weekly Thrift Market Line - Part One

Prices As of July 21, 2025

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	18.95	6,316	119.7	22.50	17.00	18.76	1.01	-10.74	8.29	0.90	1.12	19.25	16.40	144.47
AX	Axos Financial, Inc.	WE	85.52	56,373	4,821.0	88.46	54.46	85.71	-0.22	20.67	22.43	7.34	7.54	45.79	43.40	425.40
BLFY	Blue Foundry Bancorp	MA	9.12	19,804	180.6	11.48	8.34	9.46	-3.59	-14.45	-7.03	-0.56	-0.56	14.82	14.81	105.65
BYFC	Broadway Financial Corporation	WE	8.28	9,231	76.4	9.46	4.82	7.20	15.00	65.93	20.88	-0.08	NA	14.73	11.75	133.25
BVFL	BV Financial, Inc.	MA	15.94	10,594	168.9	18.19	13.01	15.59	2.25	18.07	-7.43	1.06	1.07	18.70	17.26	87.02
CFFN	Capitol Federal Financial, Inc.	MW	6.16	130,031	799.8	7.20	4.90	6.35	-2.99	-0.65	4.23	0.40	0.40	7.81	7.74	74.74
CARV	Carver Bancorp, Inc.	MA	2.53	5,074	12.8	3.20	1.30	1.86	36.26	37.50	37.50	-2.65	-2.65	1.48	1.48	143.86
CLST	Catalyst Bancorp, Inc.	SW	12.48	4,205	52.5	14.23	10.67	12.46	0.16	4.96	6.03	0.56	0.47	19.16	19.16	64.60
CPBI	Central Plains Bancshares, Inc.	MW	14.95	3,923	63.1	15.50	10.58	14.92	0.20	41.30	-0.07	0.96	0.96	19.79	NA	129.66
ECBK	ECB Bancorp, Inc.	NE	16.20	9,028	146.2	16.99	12.50	16.24	-0.25	25.48	9.16	0.56	0.56	18.63	18.63	160.86
FBLA	FB Bancorp, Inc.	SW	11.90	18,330	218.1	12.74	9.81	11.73	1.45	0.34	-0.17	NA	NA	16.71	16.71	67.53
FDSB	Fifth District Bancorp, Inc.	SW	13.00	5,559	72.3	14.50	9.85	13.20	-1.54	26.80	2.98	NA	NA	22.89	22.89	95.53
FNWB	First Northwest Bancorp	WE	7.85	8,769	68.8	12.10	6.05	8.30	-5.42	-23.41	-23.04	-1.83	-2.43	15.52	15.40	247.64
FSEA	First Seacoast Bancorp, Inc.	NE	11.17	4,731	52.8	11.80	8.90	11.31	-1.24	22.88	11.25	-0.03	-0.44	12.94	12.90	125.27
FLG	Flagstar Financial, Inc.	MA	11.86	415,080	4,922.8	13.35	8.56	11.49	3.22	6.08	27.12	-2.66	-2.31	18.43	17.33	235.20
FSBW	FS Bancorp, Inc.	WE	41.67	7,594	316.5	49.15	34.61	42.50	-1.95	4.18	1.49	4.35	4.69	38.60	36.47	403.73
HIFS	Hingham Institution for Savings	NE	246.31	2,180	537.0	300.00	209.71	280.32	-12.13	14.56	-3.08	12.94	7.30	200.69	200.69	2074.73
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	13.68	3,012	41.2	14.25	11.60	13.93	-1.81	21.47	8.98	1.09	1.17	17.55	16.27	205.72
IROQ	IF Bancorp, Inc.	MW	24.65	3,231	79.7	25.76	16.82	25.04	-1.56	47.16	5.79	1.02	1.04	23.55	23.55	272.08
KRNY	Kearny Financial Corp.	MA	6.52	62,573	408.0	8.59	5.45	6.65	-1.95	-3.83	-7.91	-1.14	0.10	11.58	9.80	123.59
MGYR	Magyar Bancorp, Inc.	MA	16.69	6,471	108.0	19.04	11.77	16.85	-0.95	41.44	14.32	1.45	1.47	17.65	17.59	157.92
NECB	Northeast Community Bancorp, Inc.	MA	23.53	12,728	275.1	31.72	19.75	23.82	-1.22	14.95	-3.80	3.45	3.43	23.33	23.33	151.90
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	11.38	42,626	485.1	14.39	9.40	11.77	-3.31	-3.07	-2.07	0.76	NA	16.66	15.70	133.96
NSTS	NSTS Bancorp, Inc.	MW	12.14	4,886	59.3	13.32	9.37	12.07	0.59	21.66	2.90	-0.18	-0.19	14.76	14.76	57.86
PDLB	Ponce Financial Group, Inc.	MA	13.93	22,716	316.4	14.46	9.05	14.07	-1.00	44.50	7.15	0.61	0.60	12.05	12.05	136.02
PROV	Provident Financial Holdings, Inc.	WE	15.68	6,621	103.8	16.70	12.51	15.70	-0.13	22.31	-1.45	0.97	0.92	19.37	19.37	190.33
PFS	Provident Financial Services, Inc.	MA	18.40	130,660	2,404.1	22.24	14.34	18.78	-2.02	3.72	-2.49	1.11	1.73	20.35	14.16	185.40
RVSB	Riverview Bancorp, Inc.	WE	5.52	20,976	115.8	6.59	4.30	5.70	-3.16	24.89	-3.83	0.23	0.21	7.63	6.33	72.14
SRBK	SR Bancorp, Inc.	MA	14.33	9,185	131.6	14.96	9.33	14.64	-2.12	50.84	20.32	0.00	0.56	21.24	18.29	116.92
TCBS	Texas Community Bancshares, Inc.	SW	16.00	2,842	45.5	19.40	13.52	16.00	0.00	12.28	4.92	0.67	0.74	17.26	17.23	155.59
TSBK	Timberland Bancorp, Inc.	WE	32.33	7,901	255.4	33.98	26.09	32.69	-1.10	9.22	5.97	3.24	3.26	31.95	29.99	244.61
TFIN	Triumph Financial, Inc.	SW	61.88	23,734	1,468.7	110.58	42.90	65.45	-5.45	-23.63	-31.91	0.37	0.80	36.25	25.32	264.11
TRST	TrustCo Bank Corp NY	MA	35.27	18,851	664.9	38.89	27.18	35.29	-0.06	8.22	5.88	2.68	2.62	36.16	36.13	336.24
WSBF	Waterstone Financial, Inc.	MW	13.56	19,076	258.7	16.86	11.61	13.56	0.00	-5.51	0.89	1.02	1.01	17.70	17.67	114.04
WNEB	Western New England Bancorp, Inc.	NE	10.04	20,491	203.5	10.16	7.38	9.91	1.31	19.38	9.13	0.53	0.49	11.44	10.78	132.22
WSFS	WSFS Financial Corporation	MA	57.89	56,777	3,286.8	62.75	42.44	58.98	-1.85	5.60	8.96	4.45	4.66	46.31	29.34	361.92

MHCs
BSBK	Bogota Financial Corp.	MA	8.22	12,633	103.9	8.66	6.59	8.01	2.65	12.48	9.63	-0.07	-0.11	10.63	10.62	73.63
CLBK	Columbia Financial, Inc.	MA	14.95	104,931	1,568.7	19.28	12.64	15.03	-0.53	-11.06	-5.44	-0.02	0.26	10.49	9.35	101.09
GCBC	Greene County Bancorp, Inc.	MA	25.35	17,027	431.6	37.25	20.00	25.02	1.32	-25.02	-8.55	1.68	1.68	13.45	13.45	176.66
KFFB	Kentucky First Federal Bancorp	MW	3.14	8,087	25.4	3.62	1.96	3.03	3.80	-3.98	5.23	-0.13	-0.04	5.95	5.95	47.08
LSBK	Lake Shore Bancorp, Inc.	MA	11.95	5,672	67.8	16.95	11.50	15.97	-25.17	-3.08	-13.04	0.88	0.87	15.74	15.74	121.48
PBFS	Pioneer Bancorp, Inc.	MA	12.15	25,153	305.6	12.65	10.07	12.39	-1.94	10.66	5.47	0.77	0.80	12.02	11.50	82.26
RBKB	Rhinebeck Bancorp, Inc.	MA	12.48	10,789	134.8	12.73	7.30	11.84	5.41	48.93	29.06	-0.70	0.46	11.35	11.14	116.40
TFSL	TFS Financial Corporation	MW	13.03	278,779	3,632.5	15.00	11.29	13.12	-0.69	-3.77	3.74	0.28	0.28	6.75	6.72	61.38

Under Acquisition
CFSB	CFSB Bancorp, Inc.	NE	13.86	6,242	86.5	13.88	6.34	13.80	0.42	105.30	105.00	0.00	0.00	11.56	11.56	58.67
ESSA	ESSA Bancorp, Inc.	MA	20.19	10,155	203.9	22.22	15.82	20.67	-2.32	2.49	3.54	1.55	1.64	23.29	21.93	213.46
HONE	HarborOne Bancorp, Inc.	NE	12.26	40,411	495.4	14.00	8.89	12.28	-0.16	-2.70	3.63	0.63	0.64	13.27	11.90	141.06
PBBK	PB Bankshares, Inc.	MA	18.36	2,375	43.6	19.12	14.05	18.82	-2.47	22.37	20.12	0.83	0.66	19.40	19.40	196.71
PVBC	Provident Bancorp, Inc.	NE	12.68	17,595	213.1	13.00	9.67	12.95	-2.08	13.52	11.23	0.26	0.26	13.16	13.16	88.32

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.

Exhibit 1B

Weekly Thrift Market Line - Part Two

Prices As of July 21, 2025

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	13.40	11.65	0.67	4.65	0.84	5.78	0.49	190.30	21.06	98.42	13.19	115.55	16.91	NA	NA	166.67
AX	Axos Financial, Inc.	WE	10.86	10.35	1.81	17.78	1.86	18.27	0.79	151.28	11.65	186.76	20.28	197.05	11.34	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	15.61	15.61	-0.57	-3.46	-0.57	-3.46	0.27	229.81	NM	61.55	9.61	61.59	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	23.27	21.51	0.12	0.59	0.14	0.67	0.07	NM	NM	56.21	7.08	70.49	NA	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	21.48	20.17	1.25	5.56	1.27	5.63	0.54	183.86	15.48	83.07	18.11	89.96	15.27	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.67	10.58	0.55	5.10	0.55	5.15	0.11	221.27	15.40	78.87	8.42	79.62	15.25	0.34	5.52	85.00
CARV	Carver Bancorp, Inc.	MA	4.05	4.05	-1.85	-36.10	-1.85	-36.10	3.38	25.77	NM	170.42	1.89	170.42	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	29.67	29.67	0.79	2.70	0.66	2.26	0.60	160.88	22.29	65.12	19.32	65.12	26.72	NA	NA	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.38	NA	0.76	5.73	0.76	5.73	0.26	409.41	15.57	75.56	12.38	NA	15.57	NA	NA	NM
ECBK	ECB Bancorp, Inc.	NE	11.61	11.61	0.34	2.78	0.34	2.78	NA	696.84	28.93	86.97	10.10	86.97	28.93	NA	NA	NM
FBLA	FB Bancorp, Inc.	SW	26.77	26.77	-0.39	-2.01	-0.03	-0.14	1.30	40.10	NA	71.23	19.07	71.23	NA	NA	NA	NA
FDSB	Fifth District Bancorp, Inc.	SW	23.96	23.96	0.03	0.12	0.22	1.03	0.15	224.14	NA	56.78	13.61	56.78	NA	NA	NA	NA
FNWB	First Northwest Bancorp	WE	6.75	6.70	-0.73	-10.00	-0.97	-13.32	0.94	101.05	NM	50.59	3.41	50.97	NM	0.28	3.57	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.33	10.30	0.01	0.06	-0.33	-3.04	0.00	NM	NM	86.31	8.92	86.60	NM	NA	NA	NM
FLG	Flagstar Financial, Inc.	MA	8.35	7.92	-0.80	-10.31	-0.70	-8.99	3.37	35.61	NM	64.34	5.07	68.45	NM	0.04	0.34	NM
FSBW	FS Bancorp, Inc.	WE	9.75	9.26	1.16	11.98	1.25	12.90	0.47	218.73	9.58	107.97	10.52	114.26	8.89	1.12	2.69	19.08
HIFS	Hingham Institution for Savings	NE	9.67	9.67	0.65	6.64	0.37	3.75	0.04	NM	16.06	120.53	11.84	120.53	25.41	2.52	1.02	16.43
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	8.83	8.24	0.54	6.35	0.57	6.80	0.48	220.57	12.55	77.96	6.88	84.06	11.72	0.52	3.80	47.71
IROQ	IF Bancorp, Inc.	MW	8.98	8.98	0.37	4.33	0.38	4.40	0.01	NM	24.17	104.66	9.40	104.66	23.75	0.40	1.62	39.22
KRNY	Kearny Financial Corp.	MA	9.67	8.31	-0.92	-9.45	0.08	0.83	0.49	117.97	NM	56.28	5.44	66.52	65.44	0.44	6.75	NM
MGYR	Magyar Bancorp, Inc.	MA	11.18	11.15	0.93	8.18	0.94	8.28	0.26	NM	11.51	94.54	10.57	94.87	11.38	0.24	1.44	17.93
NECB	Northeast Community Bancorp, Inc.	MA	16.92	16.92	2.37	14.85	2.35	14.78	0.26	NM	6.82	100.84	17.07	100.84	6.85	0.80	3.40	24.64
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.45	11.82	0.55	4.52	NA	NA	0.23	261.21	14.97	68.29	8.51	72.48	NA	0.52	4.57	68.42
NSTS	NSTS Bancorp, Inc.	MW	27.40	27.40	-0.32	-1.13	-0.34	-1.20	0.09	439.54	NM	82.26	22.54	82.26	NM	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	MA	16.63	16.63	0.48	2.88	0.48	2.86	NA	83.22	22.84	115.56	11.65	115.56	23.04	NA	NA	NM
PROV	Provident Financial Holdings, Inc.	WE	10.23	10.23	0.53	5.03	0.50	4.73	0.11	471.47	16.16	80.96	8.28	80.96	17.12	0.56	3.57	57.73
PFS	Provident Financial Services, Inc.	MA	10.98	7.90	0.65	5.87	0.97	8.84	0.44	193.06	16.58	90.42	9.92	129.95	10.66	0.96	5.22	86.49
RVSB	Riverview Bancorp, Inc.	WE	10.57	8.93	0.32	3.09	0.29	2.82	0.01	NM	24.00	72.36	7.65	87.21	26.35	0.08	1.45	34.78
SRBK	SR Bancorp, Inc.	MA	18.16	16.05	-0.01	-0.06	0.46	2.49	0.00	NM	NM	67.47	12.26	78.33	25.71	0.20	1.40	NM
TCBS	Texas Community Bancshares, Inc.	SW	11.93	11.91	0.45	4.52	0.50	5.02	NA	161.87	23.88	92.70	11.06	92.88	21.49	0.16	1.00	23.88
TSBK	Timberland Bancorp, Inc.	WE	13.07	12.36	1.35	10.58	1.36	10.65	0.13	753.12	9.98	101.19	13.22	107.80	9.92	1.04	3.22	30.86
TFIN	Triumph Financial, Inc.	SW	14.26	10.61	0.20	1.34	0.38	2.51	1.17	49.82	140.64	169.27	22.76	320.42	76.75	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.85	10.84	0.83	7.66	0.81	7.49	0.33	269.75	12.55	95.97	10.47	96.05	12.56	1.44	4.08	51.25
WSBF	Waterstone Financial, Inc.	MW	15.69	15.67	0.84	5.50	0.83	5.44	0.35	241.21	13.29	76.59	12.02	76.75	13.44	0.60	4.42	58.82
WNEB	Western New England Bancorp, Inc.	NE	8.77	8.30	0.42	4.65	0.39	4.34	0.22	327.05	18.94	87.76	7.70	93.18	20.29	0.28	2.79	52.83
WSFS	WSFS Financial Corporation	MA	12.95	8.60	1.26	10.28	1.32	10.73	0.57	167.91	13.01	125.01	16.24	197.31	12.42	0.68	1.17	13.93

MHCs
BSBK	Bogota Financial Corp.	MA	14.86	14.85	-0.10	-0.74	-0.15	-1.07	1.49	18.65	NM	77.37	11.50	77.45	NM	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	10.37	9.35	-0.01	-0.15	0.25	2.51	0.25	249.57	NM	142.57	14.79	159.88	57.76	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	7.61	7.61	1.01	13.37	1.01	13.37	0.10	724.65	15.09	188.45	14.35	188.45	15.09	0.40	1.58	22.02
KFFB	Kentucky First Federal Bancorp	MW	12.65	12.65	-0.29	-2.22	-0.09	-0.67	0.88	65.03	NM	52.73	6.67	52.73	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	MA	13.16	13.16	0.71	5.60	0.70	5.51	0.50	148.91	13.58	75.93	9.99	75.93	13.79	0.00	0.00	61.36
PBFS	Pioneer Bancorp, Inc.	MA	15.02	14.46	0.98	6.41	1.02	6.68	0.52	213.28	15.78	101.10	15.18	105.68	15.15	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	10.03	9.86	-0.59	-6.20	0.39	4.13	0.28	239.35	NM	109.91	11.02	112.03	27.24	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.08	11.03	0.48	4.23	0.48	4.23	0.22	190.61	46.54	192.93	21.38	193.93	46.54	1.13	8.67	403.57

Under Acquisition
CFSB	CFSB Bancorp, Inc.	NE	20.68	20.68	0.00	-0.01	0.00	-0.01	NA	NM	NM	119.85	24.78	119.85	NM	NA	NA	NM
ESSA	ESSA Bancorp, Inc.	MA	10.91	10.34	0.68	6.40	0.72	6.76	0.54	185.19	13.03	86.70	9.46	92.07	12.33	0.60	2.97	38.71
HONE	HarborOne Bancorp, Inc.	NE	10.10	9.15	0.45	4.41	0.45	4.50	0.54	159.61	19.46	92.40	9.34	103.07	19.07	0.36	2.94	53.97
PBBK	PB Bankshares, Inc.	MA	10.60	10.60	0.43	4.03	0.34	3.19	0.23	406.49	22.11	94.61	10.03	94.61	27.84	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NE	15.06	15.06	0.29	1.95	0.29	1.95	2.02	67.35	48.77	96.38	14.52	96.38	48.77	0.00	0.00	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

Exhibit 2

PRO FORMA ANALYSIS SHEET

Hoyne Bancorp, Inc.

Prices as of  July 21, 2025

					Peer Group				Illinois Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	NM	x	18.31	x	18.31	x	24.17	x	24.17	x	16.55	x	15.52	x
Price-core earnings ratio (x)		P/Core	NM	x	18.73	x	16.91	x	23.75	x	23.75	x	17.12	x	15.42	x
Price-book ratio (%)	=	P/B	43.98%		84.39%		83.07%		93.46%		93.46%		91.13%		84.69%
Price-tangible book ratio (%)	=	P/TB	44.05%		89.00%		89.96%		93.46%		93.46%		102.50%		87.21%
Price-assets ratio (%)	=	P/A	12.15%		12.57%		12.26%		15.97%		15.97%		11.57%		10.55%

Valuation Parameters

Pre-Conversion Earnings (Y)	$(648,000)	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$(648,000)	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$88,894,000	ESOP Amortization (T)	25.00	years
Pre-Conv. Tang. Book Val. (TB)	$88,664,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (2)	$453,417,000	RRP Vesting (N)	5.00	years (5)
Reinvestment Rate (2)(R)	3.79%	Foundation (F)	2.46%
Est. Conversion Expenses (3)(X)	4.17%	Tax Benefit (Z)	420,230
Tax Rate (TAX)	28.50%	Percentage Sold (PCT)	100.00%
Shares Tax	$0	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	47.20%	(6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	NM
1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	NM
1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$61,224,490
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$61,224,490
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$61,224,490
		1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	7,935,000	10.00	$79,350,000	161,938	8,096,938	$80,969,380
Maximum	6,900,000	10.00	69,000,000	140,816	7,040,816	70,408,160
Midpoint	6,000,000	10.00	60,000,000	122,449	6,122,449	61,224,490
Minimum	5,100,000	10.00	51,000,000	104,082	5,204,082	52,040,820

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 3.79 percent and a tax rate of 28.5 percent.
(3)	Offering expenses shown at midpoint of the offering range.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 25 years and 5 years, respectively; amortization expenses tax effected at 28.5 percent.

(6)	10 percent option plan with an estimated Black-Scholes valuation of 47.20 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 28.5 percent.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Hoyne Bancorp, Inc.

At the Minimum

1.	Pro Forma Market Capitalization	$52,040,820
	Less: Foundation Shares	1,040,820
2.	Offering Proceeds	$51,000,000
	Less: Estimated Offering Expenses	2,410,000
	Net Conversion Proceeds	$48,590,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$48,590,000
	Less: Cash Contribution to Foundation	250,000
	Less: Non-Cash Stock Purchases (1)	6,244,898
	Net Proceeds Reinvested	$42,095,102
	Estimated net incremental rate of return	2.71%
	Reinvestment Income	$1,140,714
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	119,069
	Less: Amortization of Options (4)	456,263
	Less: Recognition Plan Vesting (5)	297,673
	Net Earnings Impact	$267,709

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2025 (reported)	$(648,000)	$267,709	$(380,291)
	12 Months ended June 30, 2025 (core)	$(648,000)	$267,709	$(380,291)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$88,894,000	$42,095,102	$367,884	$131,356,985
	June 30, 2025 (Tangible)	$88,664,000	$42,095,102	$367,884	$131,126,985

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$453,417,000	$42,095,102	$367,884	$495,879,985

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 28.5 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 28.5 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Hoyne Bancorp, Inc.

At the Midpoint

1.	Pro Forma Market Capitalization	$61,224,490
	Less: Foundation Shares	1,224,490
2.	Offering Proceeds	$60,000,000
	Less: Estimated Offering Expenses	2,500,000
	Net Conversion Proceeds	$57,500,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$57,500,000
	Less: Cash Contribution to Foundation	250,000
	Less: Non-Cash Stock Purchases (1)	7,346,939
	Net Proceeds Reinvested	$49,903,061
	Estimated net incremental rate of return	2.71%
	Reinvestment Income	$1,352,298
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	140,082
	Less: Amortization of Options (4)	536,780
	Less: Recognition Plan Vesting (5)	350,204
	Net Earnings Impact	$325,233

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2025 (reported)	$(648,000)	$325,233	$(322,767)
	12 Months ended June 30, 2025 (core)	$(648,000)	$325,233	$(322,767)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$88,894,000	$49,903,061	$420,230	$139,217,291
	June 30, 2025 (Tangible)	$88,664,000	$49,903,061	$420,230	$138,987,291

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$453,417,000	$49,903,061	$420,230	$503,740,291

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 28.5 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 28.5 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Hoyne Bancorp, Inc.

At the  Maximum Value

1.	Pro Forma Market Capitalization	$70,408,160
	Less: Foundation Shares	1,408,160
2.	Offering Proceeds	$69,000,000
	Less: Estimated Offering Expenses	2,590,000
	Net Conversion Proceeds	$66,410,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$66,410,000
	Less: Cash Contribution to Foundation	250,000
	Less: Non-Cash Stock Purchases (1)	8,448,979
	Net Proceeds Reinvested	$57,711,021
	Estimated net incremental rate of return	2.71%
	Reinvestment Income	$1,563,882
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	161,094
	Less: Amortization of Options (4)	617,297
	Less: Recognition Plan Vesting (5)	402,735
	Net Earnings Impact	$382,757

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2025 (reported)	$(648,000)	$382,757	$(265,243)
	12 Months ended June 30, 2025 (core)	$(648,000)	$382,757	$(265,243)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$88,894,000	$57,711,021	$472,576	$147,077,596
	June 30, 2025 (Tangible)	$88,664,000	$57,711,021	$472,576	$146,847,596

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$453,417,000	$57,711,021	$472,576	$511,600,596

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 28.5 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 28.5 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Hoyne Bancorp, Inc.

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$80,969,380
	Less: Foundation Shares	1,619,380
2.	Offering Proceeds	$79,350,000
	Less: Estimated Offering Expenses	2,693,500
	Net Conversion Proceeds	$76,656,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$76,656,500
	Less: Cash Contribution to Foundation	250,000
	Less: Non-Cash Stock Purchases (1)	9,716,326
	Net Proceeds Reinvested	$66,690,174
	Estimated net incremental rate of return	2.71%
	Reinvestment Income	$1,807,204
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	185,258
	Less: Amortization of Options (4)	709,891
	Less: Recognition Plan Vesting (5)	463,145
	Net Earnings Impact	$448,910

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2025 (reported)	$(648,000)	$448,910	$(199,090)
	12 Months ended June 30, 2025 (core)	$(648,000)	$448,910	$(199,090)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$88,894,000	$66,690,174	$532,773	$156,116,948
	June 30, 2025 (Tangible)	$88,664,000	$66,690,174	$532,773	$155,886,948

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$453,417,000	$66,690,174	$532,773	$520,639,948

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 25 years, amortization expense is tax-effected at a 28.5 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 28.5 percent.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (40)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (41)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (37)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (37)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone: (703)		528-1700
Suite 2A	Fax No.:	(703)	528-1788
McLean, VA 22101	Toll-Free No.:	(866)	723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com